                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant under Rule 14a-12

                                   MBIA Inc.

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               Name of the Registrant as Specified In Its Charter

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          MBIA INC.                                              JOSEPH W. BROWN
        113 King Street                                        Chairman
        Armonk, NY 10504
        914 273-4545

[MBIA Logo]

                                                                  March 30, 2001

          Dear Owners:

               I am pleased to invite you to the annual meeting of MBIA shareholders on Thursday, May 10, 2001. The meeting will be held at our headquarters at 113 King Street, Armonk, New York, at 10:00 a.m.

               Our formal agenda for this year's meeting is to vote on the election of directors, an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000 shares and the selection of independent auditors for 2001. After the formal agenda is completed, I will report to you on the highlights of 2000 and discuss the outlook for 2001. I will also answer any questions you may have.

               Whether or not you plan to attend the meeting, your vote on these matters is important to us. Please complete, sign and return the enclosed proxy card in the envelope provided. Alternatively, you can vote your proxy by telephone or through the internet by following the instructions on the enclosed proxy card.

               We appreciate your continued support on these matters and look forward to seeing you at the meeting.

                                                Very truly yours,

                                                /s/ Joseph W. Brown

                                                Joseph W. Brown
                                                Chairman
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                                   MBIA INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

     We will hold the annual meeting of MBIA Inc. shareholders at the Company's headquarters, 113 King Street, Armonk, New York, on Thursday, May 10, 2001 at 10:00 a.m., New York time in order:

        1: To elect ten directors for a term of one year, expiring at the 2002
           Annual Meeting;

        2: To vote on an amendment to the Company's Certificate of Incorporation to increase the Company's authorized shares of Common Stock from 200,000,000 to 400,000,000 shares;

        3: To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2001; and

        4: To transact any other business as may properly come before the meeting.

     These items are more fully described in the following pages. You may vote your shares either in person at the meeting or by mailing in the completed proxy card, provided you were a shareholder of record at the close of business on March 15, 2001. You may also vote your shares if you were a shareholder of record at the close of business on March 15, 2001 by telephone or through the internet by following the instructions on the enclosed proxy card.

     Shareholders are reminded that shares cannot be voted unless the signed proxy card is returned, or other arrangements have been made to have the shares represented at the meeting, or unless they vote their shares by telephone or internet as described on the Proxy Card.

                                          Sincerely,

                                          /s/ Richard L. Weill

                                          Richard L. Weill
                                          Secretary

113 King Street
Armonk, New York 10504
March 30, 2001

                                   MBIA INC.

                                PROXY STATEMENT

     PURPOSE OF THE PROXY. This proxy statement and the enclosed proxy card are being mailed to you on or about April 9, 2001 because MBIA's Board of Directors is soliciting your vote at the 2001 Annual Meeting of shareholders. MBIA's Annual Report for the year 2000 is included in this package as well, and together this material should give you enough information to allow you to make an informed vote.

     HOW IT WORKS. If you owned MBIA stock at the close of business on March 15, 2001, you are entitled to vote. On that date, there were 98,815,213 shares of MBIA common stock outstanding, which is our only class of voting stock. You have one vote for each share of MBIA common stock you own.

     Please fill in your proxy card and send it to us before the date of our annual meeting or vote by telephone or over the internet. If you do not specify how your proxy is to be voted, it will be voted as recommended by the Board of Directors. You can revoke your proxy at any time before the annual meeting if, for example, you would like to vote in person at the meeting.

     If you abstain from voting, or if your shares are held in the name of your broker and your broker does not vote on any of the proposals, your proxy will be counted simply to calculate the number of shares represented at the meeting. It will not be counted as a vote on any proposal.

     Directors are elected by a plurality of the votes cast. To increase the shares or to ratify the independent auditors, a majority of shares voting is required.

PROPOSAL 1:

                             ELECTION OF DIRECTORS

     All of MBIA's directors are elected at each annual shareholders' meeting for a one-year term. Shareholders will elect ten directors at the 2001 meeting to serve a term expiring at the 2002 Annual Meeting.

     Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of directors.

JOSEPH W. BROWN...............   Mr. Brown joined the Company as Chief Executive
                                 Officer on January 7, 1999 and became Chairman of the Company in May 1999. Prior to that he was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining
                                 Talegen, Mr. Brown had been with Fireman's Fund
                                 Insurance Companies as President and Chief
                                 Executive Officer. Mr. Brown has served as a director of the Company since 1990 and previously served as a director from December of 1986 through May of 1989. Age 52.

DAVID C. CLAPP................   Mr. Clapp retired as a General Partner of
                                 Goldman, Sachs & Co. in 1994. From 1990 until late 1994, he was Partner-in-charge of the Municipal Bond Department at Goldman Sachs &
                                 Co. (investment bank). Mr. Clapp is a member of the Boards of the Hazelden Foundation, Kent
                                 School and Bard College. He is past Chairman of the Municipal Securities Rulemaking Board,
                                 Chairman Emeritis of the Board of Trustees of the Museum of the City of New York and Chair of the

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                                 New York Arthritis Foundation. Mr. Clapp has
                                 served as director of the Company since 1994. Age 63.

GARY C. DUNTON................   Mr. Dunton, who joined MBIA in early 1998, is
                                 President and Chief Operating Officer of the
                                 Company. Prior to joining MBIA, he was
                                 President of the Family and Business Insurance
                                 Group, USF&G Insurance with which he had been associated since 1992. Prior to joining USF&G, he was responsible for Aetna Life & Casualty
                                 Standard Commercial Lines business. Mr. Dunton was on the Company's board from 1996 until early 1998. Mr. Dunton currently serves as a Director of OfficeTiger.com, an on-line support services company. Age 45.

DAVID H. ELLIOTT..............   Mr. Elliott is the former Chairman and Chief
                                 Executive Officer of the Company, having served in that capacity from 1992 until January, 1999.
                                 From 1986 to 1991, he served as the President and Chief Operating Officer of the Company and MBIA Insurance Corporation ("MBIA Corp."). He has been a director of the Company since 1988.
                                 He also was the Chairman of the Municipal Bond
                                 Insurance Association (the "Association"), MBIA
                                 Corp.'s predecessor, from 1976 to 1980 and from 1982 to 1986. Mr. Elliott is a member of the board of Aames Financial Corporation. Age 59.

CLAIRE L. GAUDIANI............   Dr. Gaudiani has been the President of
                                 Connecticut College since 1988. She has
                                 resigned from this position effective June 30, 2001. She is a Visiting Scholar at the Yale Law
                                 School. Dr. Gaudiani has also been President and CEO of the New London Development
                                 Corporation since 1997 and continues in that capacity. She also serves as a director of The
                                 Henry Luce Foundation Inc. She has been a director of the Company since being elected at the 1992 Annual Meeting. Age 56.

WILLIAM H. GRAY, III..........   Mr. Gray is President and Chief Executive
                                 Officer of the United Negro College Fund, Inc.
                                 Mr. Gray has served as Special Advisor to the President on Haiti, Majority Whip and Budget
                                 Chairman for the U.S. House of Representatives, a faculty member at several colleges, and has been pastor of the 5,000-member Bright Hope
                                 Baptist Church in Philadelphia for 25 years. He serves as a director of The Chase Manhattan
                                 Corporation, Dell Computers Corporation, The
                                 Prudential Insurance Company of America,
                                 Viacom, Rockwell International Corporation,
                                 Electronic Data Systems Incorporated and
                                 EZGov.com. Mr. Gray has been a director of the Company since 1992. Age 59.

FREDA S. JOHNSON..............   Ms. Johnson is President of Government Finance
                                 Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990. From early 1990 until December 1990, she was an independent public finance advisor. She served as Executive Vice
                                 President and Executive Director of the Public
                                 Finance Department of Moody's Investors
                                 Service, Inc. from 1979 to 1990. Ms. Johnson is a past member of the National Association of State Auditors, Comptrollers and Treasurers'
                                 National Advisory Board on State and

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

                                 Local Government Secondary Market Disclosure and a past member of the corporate advisory board of Queens College. She is also a past director of the National Association of Independent Public Finance Advisors and was a member of the Municipal Securities Rulemaking Board's MSIL Committee on Dissemination of Disclosure Information. Ms. Johnson has served on the Company's Board of Directors since 1990. Age 54.

DANIEL P. KEARNEY.............   Mr. Kearney, currently a financial consultant,
                                 retired as Executive Vice President of Aetna
                                 Inc. (insurance company) in February 1998.
                                 Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the
                                 Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr.
                                 Kearney was a principal at Aldrich, Eastman &
                                 Waltch, Inc., a pension fund advisor. Mr.
                                 Kearney was a managing director at Salomon
                                 Brothers Inc. (investment bank) in charge of the mortgage finance and real estate finance departments from 1977 to 1988. He serves as a director of Fiserv, Inc., MGIC Investors
                                 Corporation and Great Lakes REIT. Mr. Kearney has served on the Company's Board of Directors since being elected at the 1992 Annual Meeting.
                                 Age 61.

JAMES A. LEBENTHAL............   Mr. Lebenthal has been Chairman of Lebenthal &
                                 Co., Inc., a broker-dealer of municipal bonds, since 1978. From 1986 to 1988, and from April - June 1995, Mr. Lebenthal was also
                                 President of Lebenthal & Co., Inc. He is Vice
                                 Chairman of the Rebuild America Coalition. Mr.
                                 Lebenthal has been a director of the Company since August of 1988. Age 72.

JOHN A. ROLLS.................   Mr. Rolls has been President and Chief
                                 Executive Officer of Thermion Systems
                                 International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining
                                 Deutsche Bank in 1992, he served as Executive
                                 Vice President and Chief Financial Officer of
                                 United Technologies from 1986 to 1992. He is a director of Bowater, Inc., Fuel Cell Energy,
                                 Inc. and VivaScan Corporation. Mr. Rolls joined the Company's Board in 1995. Age 59.

     The Board has set a policy that no person aged 70 years or older can be nominated a director. The Board has granted Mr. Lebenthal a one-year waiver of this policy.

 THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT YOU VOTE FOR THIS PROPOSAL
                        TO RE-ELECT THESE TEN DIRECTORS.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to six Committees, described below. The Board of Directors met five times during 2000. Except for one committee meeting that one director did not attend during 2000, all directors standing for re-election attended all of the Board meetings and meetings of Committees on which they served.

                                        4
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BOARD COMMITTEES

     The EXECUTIVE COMMITTEE, which at year-end consisted of Messrs. Brown, Clapp, Elliott (chairman), Kearney and Rolls, did not meet in 2000. The Executive Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the by-laws of the Company.

     The FINANCE COMMITTEE, which at year-end consisted of Messrs. Clapp, Dunton, Elliott and Rolls (chairman), met twice during 2000. This Committee approves and monitors the Company's investment policies, activities and portfolio holdings, and reviews investment performance and asset allocation.

     The RISK OVERSIGHT COMMITTEE, which at year-end consisted of Messrs. Clapp and Dunton, Ms. Johnson and Mr. Kearney (chairman) met three times during 2000. This Committee monitors the underwriting process to ensure compliance with guidelines, and reviews proposed changes to underwriting policy and guidelines. It also reviews proposals to develop new product lines which are outside the scope of existing businesses.

     The COMPENSATION AND ORGANIZATION COMMITTEE, which at year-end consisted of Mr. Clapp (chairman), Ms. Gaudiani, Messrs. Kearney and Rolls, met twice during 2000. This Committee reviews and approves overall policy with respect to compensation matters. Every year, the Committee reviews the performance of the Chairman and makes recommendations to the Board on the Chairman's compensation. The Committee approves senior officer compensation and reviews significant organizational changes and executive succession planning.

     The AUDIT COMMITTEE, which at year-end consisted of Mr. Gray, Ms. Johnson (chairperson), Messrs. Lebenthal and Rolls, met five times during 2000. It reviews the Company's annual and quarterly financial statements, reviews the reports of the Company's independent auditor and the performance of those auditors. The Committee also reviews the qualification of the Company's Internal Audit Department.

     The COMMITTEE ON DIRECTORS, which at year-end consisted of Mr. Elliott, Ms. Gaudiani and Mr. Gray (chairman), met twice during 2000. This Committee makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees.

DIRECTOR'S COMPENSATION

     OUTSIDE DIRECTORS. The Company paid Directors who are not executive officers a fee of $30,000 for their services in 2000, plus an additional $2,000 for attendance at each Board and Committee meeting. The Company also paid Committee chairs an additional $1,000 per meeting for each meeting they chair. The Company has a Deferred Compensation and Stock Ownership Plan for non-employee directors, in which directors can defer all or a portion of their fees, and receive payment either in cash or in shares of common stock. As of year-end, seven of the eight non-employee directors elected to participate in this plan.

     In addition to the annual cash fee, the Company also granted non-employee directors an annual award of stock units with a value of $30,000.

     EXECUTIVE OFFICER DIRECTORS. Mr. Brown and Mr. Dunton, who are also executive officers of the Company, do not receive compensation for their services as directors.

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             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

TO: THE MBIA INC. BOARD OF DIRECTORS

FROM: THE COMPENSATION AND ORGANIZATION COMMITTEE:
         MR. DAVID C. CLAPP, CHAIRMAN
         MS. CLAIRE L. GAUDIANI
         MR. DANIEL P. KEARNEY
         MR. JOHN A. ROLLS

     MBIA's Compensation and Organization Committee (the "Committee") is made up of four members of the Board of Directors who are not current or former employees of the Company, and are not eligible to participate in any of the programs that it administers.

     This report on Executive Compensation by the Committee contains the following topics:

     1.  ROLE OF THE COMPENSATION AND ORGANIZATION COMMITTEE
     2.  GUIDING PRINCIPLES OF COMPENSATION
     3.  2000 PERFORMANCE FACTORS
     4.  ELEMENTS OF THE COMPENSATION PROGRAM
     5.  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     6.  STOCK OWNERSHIP GUIDELINES
     7.  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

1.  ROLE OF THE COMPENSATION AND ORGANIZATION COMMITTEE

     We set the overall compensation principles of the Company and evaluate the Company's entire compensation program at least once a year. As part of our specific responsibilities (i) we review and approve the recommendations of the Chief Executive Officer (the "CEO") for the aggregate level of compensation to be paid to all employees of the Company, (ii) we review the recommendations of the CEO for the individual compensation levels for members of the senior leadership team, which includes the Company's Executive Policy Committee and certain other officers ("Senior Officers") and (iii) we establish and recommend to the Board the compensation level of the Chairman and CEO. The Board approves the CEO's and Senior Officers' compensation levels.

2.  GUIDING PRINCIPLES OF COMPENSATION

     The fundamental goal of MBIA's compensation program is to attract, motivate and retain a highly skilled team of executives and employees who will deliver superior performance that builds shareholder value. The Company's compensation program is significantly linked to shareholder interests as our emphasis is on pay for performance, with individual, operational and corporate performance rewarded on a short- and long-term basis. Specifically, the principles that guide our compensation program include:

     - PAY FOR PERFORMANCE: an employee's compensation should reflect his or her individual performance and achievement of agreed upon short-term and long-term individual goals, the performance of the employee's unit and the achievement by the unit of its goals, and the performance of the Company as a whole and the achievement by the Company of its goals.

     - PAY COMPETITIVELY: compensation should be competitive with organizations with comparable business profiles and similar financial performance.

     - INCREASE VARIABLE COMPENSATION AND LONG-TERM INCENTIVES: an employee's variable pay and long-term incentives increase as a percentage of overall compensation as the employee's overall compensation and responsibility increases.

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

     - ALIGN EMPLOYEE AND SHAREHOLDER INTERESTS: as employees and executives assume greater seniority and responsibility, their compensation should include more long-term incentives that encourage superior performance that builds long-term value for the Company and its shareholders, thereby aligning their interests with the interest of both the Company and its shareholders.

3.  2000 PERFORMANCE FACTORS

     The Committee considered a number of key corporate performance factors in assessing the compensation for the CEO and the Senior Officers. In 2000, the Company achieved a reported 13.7% return on equity while reported earnings per share were up 67% over the previous year. Adjusted book value per share was $60.40, an increase of 15% compared to 1999. The Company's business plan goals were almost entirely met, including improving its capital adequacy, increasing significantly the returns it earns on its insurance products, improving its expense control, maintaining a conservative underwriting approach and integrating the Company's international business into its overall global operations. The Committee noted that certain one-time charges adversely impacted 1999 results and it reviewed 2000 results excluding these one-time charges. All of the business operations, measured by growth in adjusted gross premiums written, growth in assets under management and other measurements, had strong results in 2000. In addition, the Company's capital was well utilized, while its capital adequacy stayed very strong and the overall credit quality of its book of business improved.

4. ELEMENTS OF THE COMPENSATION PROGRAM

     The three components of MBIA's compensation program are:

     - ANNUAL FIXED COMPENSATION (SALARY)

     - ANNUAL VARIABLE COMPENSATION (BONUS)

     - LONG-TERM INCENTIVES (STOCK OPTIONS, RESTRICTED STOCK AWARDS AND ADJUSTED BOOK VALUE AWARDS)

  - Fixed Compensation (Salary)

     We base our recommendations on salaries and salary increases for the CEO and the Senior Officers on the job content of each position, competitive salaries for comparable positions, the executive's experience and the actual performance of each executive. The Company also grants cost of living salary increases from time to time as it deems necessary to remain competitive. For 2001, Mr. Brown, the CEO, recommended, and the Committee and Board agreed, that salaries for Senior Officers should not be increased, except for increases given to certain of the newly named Senior Officers in 2000.

  - Variable Compensation (Bonus)

     The annual bonus component of incentive compensation is designed to align our Senior Officers' compensation with the short-term (annual) performance of the Company. Actual bonus grants can range from 0% to 200% of salary, depending on a Senior Officer's position and performance. The CEO can receive up to 200% of his salary as a performance-based bonus.

     A Senior Officer's annual bonus is based on the Company's performance in certain areas, including return on equity, change in earnings per share, change in adjusted book value per share, relative performance to peer group companies, expense management, success in achieving the business plan and strategic goals set for each division, employee development, and the individual Senior Officer's personal contribution to the achievement of the Company's goals and of the individual's specific goals. The weight and effect of any of these factors on the compensation of each Senior Officer varies depending on the individual officer's job responsibility.

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

     Based on strong Company results in 2000 as described under "2000 Performance Factors" above, Mr. Brown recommended, and the Committee and Board agreed, that the aggregate bonus pool for Senior Officers be set at approximately 82.5% of the maximum bonus payable to all Senior Officers (based on the bonus range established at the beginning of the year). The actual bonuses paid to each of the Senior Officers were recommended by Mr. Brown and approved by the Committee and the Board.

     FORM OF BONUS PAYMENT. Bonuses for Senior Officers are paid in a combination of cash and restricted stock. The percentage of the bonus payable in the form of restricted stock ranges from 40% to 100% . The actual percentage mix is based on the Senior Officer's title and job position. The CEO and the President receive 100% of their bonus in restricted stock.

     The actual number of shares of restricted stock granted to a Senior Officer is determined by dividing the portion of the annual bonus to be paid in the form of restricted stock by 75% of the closing price of the Company's stock on the date of grant. The restricted stock vests in full four years after the grant, and is subject to accelerated vesting under certain conditions, including termination of employment without cause, death or disability or a change of control of the Company.

     SIZING THE BONUS POOLS. Mr. Brown recommended to the Committee the aggregate size of the Company's bonus pools for each of the insurance units, the investment management units and the MuniServices unit, excluding from these pools the bonuses paid to the CEO and the Senior Officers.

     The size of the pool for each of these units is based both on the Company's overall performance and on each unit's performance. Mr. Brown and the Committee considered the following factors in establishing the bonus pool for each unit: return on equity, absolute return as measured by IRR on new business, growth in reported earnings, growth in adjusted book value per share, the relative performance of peer group companies and the unit's achievement of its annual goals.

     In 2000, each of these performance goals were substantially met or exceeded, and the Committee approved an aggregate pool for each of these units funded at 85% (compared to 75% in 1999) of the maximum bonus payable to each employee based on the ranges established at the beginning of the year. These bonus pools aggregated $44.1 million.

  - Long-Term Incentives

     The Company's Long-Term Incentive Plan (the "Plan") provides participants with an incentive linked to both multiple-year financial performance and shareholder value. The Plan authorizes both the annual granting of stock options as well as the payment of compensation in the form of cash or stock that is paid at the end of a multi-year cycle based on the Company attaining certain performance goals. Individual long-term incentive awards are based on a percentage target of total annual cash (salary plus bonus) compensation as well as an individual's level of responsibility. Awards under the Plan are typically granted to employees who have a title of Vice-President or higher, up to and including CEO.

     Long-term incentive awards are divided between a grant of stock options and a deferred target payment of cash or Company stock that is tied to the achievement of a specified level of growth in adjusted book value per share ("ABV") of the Company's stock. In general long-term incentive awards are split 50/50 between stock options and ABV awards.

     STOCK OPTIONS. Stock options give employees the right to purchase shares of the Company's common stock at the closing price on the date of the grant. Except for the options granted to the CEO, each option vests over four or five years, and is subject to accelerated vesting upon a change of control of the Company. All options expire ten years from the date of the grant. For 2000, 589,128 options were awarded to all employees, excluding the options granted to Mr. Brown and the Executive Policy Committee on January 11, 2001.

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

     ABV AWARDS. An ABV award has a target payout amount and is payable in cash or shares of Company stock three years after the grant date. In order to receive the 2000 target ABV award, ABV must grow at a compound annual rate of 13.5%, increased from a 12% target growth rate in prior years. The actual amount of an ABV payout ranges between 75% and 200% of the target award, depending on the compound annual growth in ABV. Under the 2000 award, ABV must grow at least 8% in order to receive any award and 18% in order to receive the maximum award of 200% of target ABV award.

     The Committee also reviewed the performance criteria for the payment of the ABV award made in December 1997, which is payable in January 2001, and covers the period from 1998 through 2000. Based on such criteria, the Committee approved an award of 70% of the target payout.

5. COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  - Performance Requirements

     The CEO's salary and bonus are based on a number of factors related to the Company's and the CEO's performance including return on equity; change in earnings per share; change in adjusted book value per share; relative performance to peer group companies; the achievement of the Company's business plan goals and the CEO's achievement of his specific goals. In determining Mr. Brown's compensation, the Committee gave 70% weight to the achievement of the Company's financial goals and 30% weight to the achievement of other elements of the Company's business plan and of his own personal goals.

  - Salary, Bonus and Long-Term Incentive Award

     SALARY. Mr. Brown's salary is fixed at $750,000 for five years until January 1, 2004.

     BONUS. Based on the successful financial results for 2000 and the positive performance of the Company during the year as described under "2000 Performance Factors" above, the Committee recommended and the Board approved for Mr. Brown a bonus of 20,513 shares of restricted stock. As set forth in his employment agreement, Mr. Brown's annual bonus was paid entirely in restricted common stock of the Company.

     Under the restrictions applicable to the shares, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before January 11, 2006 and during which the stock has traded at $105 or above on each day of the ten day period. If this price target has not been met on or before January 11, 2006 all of the stock is forfeited.

     LONG-TERM INCENTIVE AWARD. Based on the significant contribution Mr. Brown made to the Company in 2000, the Committee also recommended a long-term incentive award for Mr. Brown comprised of an option grant of 250,000 shares and an ABV award with a target payout of $1,552,871.

     The exercise price for Mr. Brown's options is $66.9375, the closing price of the Company's stock on January 11, 2001, the date of the grant. Mr. Brown's options will vest immediately (but not before January 11, 2004) on the first day after a period of ten consecutive trading days during which the Company's common stock has traded at least at $105 on each day. In addition, the options will vest in full on January 11, 2010, even if the trading requirement set forth above has not been met.

     The payout of Mr. Brown's ABV award is contingent both on the Company's stock trading at $105 or above for ten consecutive trading days at some point between January 11, 2001 and December 31, 2005, and on actual growth in ABV as described above. If the Company's stock does not trade at $105 or above for ten consecutive trading days at any point during this period, Mr. Brown will not receive this award regardless of whether the ABV payout target is met.

     The restrictions on the restricted stock are terminated and the vesting of the stock options and the payout of the ABV award are accelerated immediately upon the occurrence of certain events including the termination of Mr. Brown's employment without cause, Mr. Brown's death or disability or a change of control of the Company.

6. STOCK OWNERSHIP GUIDELINES

     The Board has adopted stock ownership guidelines to help increase senior management stock ownership and more closely align senior management's interests with those of shareholders.

     Under these guidelines, the CEO is encouraged to own Company stock with a value equal to approximately five times his annual salary, and the other Senior Officers are encouraged to own Company stock with a value of approximately three or four times their annual salary, depending on their job and title. This includes stock owned in retirement plans and also the value of restricted stock. The CEO and the other Senior Officers either currently own or are expected within five years of becoming Senior Officers to own sufficient stock to comply with the stock ownership guidelines.

7. TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Based on currently prevailing authority, including proposed Treasury regulations issued in December 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts in 2000 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Date: March 15, 2001

     This report of the Compensation and Organization Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company and Mr. Brown are parties to an Employment Agreement that was entered into when Mr. Brown joined the Company in January, 1999. Under the Employment Agreement, Mr. Brown receives an annual base salary of $750,000 until January 1, 2004, at which time the salary will be reviewed. Under the Employment Agreement, all of Mr. Brown's annual bonus is paid in restricted stock of the Company.

     In addition, the Company has entered into key employee protection agreements with certain of its executive officers including Messrs. Brown, Dunton, Budnick, Caouette and Weill. Under these agreements, the executive officers are entitled to receive certain severance benefits upon the occurrence of a change of control, if the Company terminates their employment without cause, or if they terminate their employment for "good reason." These benefits include the payment of severance equal to three times their annual base salary, the payment of a pro rata annual bonus, an immediate vesting of their unvested stock options, the lifting of any restrictions on restricted stock, the accelerated payment of any ABV awards and continued health, life and pension benefits. Each agreement also provides for a tax gross-up to be made to a covered executive in the event that payments to a covered executive are subject to the excise tax on 'parachute payments' imposed under Section 4999 of the Internal Revenue Code of 1996, as amended.

                                   MBIA INC.

                         I. SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                           -----------------------------------
                                            ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                   -------------------------------------   -------------------------   -------
                                                               OTHER        RESTRICTED    SECURITIES
                                                               ANNUAL         STOCK       UNDERLYING    LTIP      ALL OTHER
NAME & PRINCIPAL                     SALARY       BONUS     COMPENSATION      AWARDS       OPTIONS     PAYOUTS   COMPENSATION
POSITION                    YEAR      ($)          ($)          ($)           ($)(a)        (#)(b)     ($)(c)       ($)(d)
----------------            ----   ----------   ---------   ------------   ------------   ----------   -------   ------------
Joseph W. Brown...........  2000    750,000            0         0          1,373,077      250,000           0     395,507
  Chairman and Chief        1999    738,942            0         0                  0      964,000           0     329,440
  Executive Officer         1998          0            0         0                  0            0           0           0
Gary C. Dunton............  2000    600,000            0         0          1,373,077       75,000           0     295,041
  President                 1999    568,750            0         0            960,000      273,770           0     241,464
                            1998    462,000      300,000         0            683,342       66,000           0     207,574
Richard L. Weill..........  2000    525,000      300,000         0            617,885       36,000           0     259,286
  Vice President            1999    531,200            0         0            735,000       41,420     469,087     225,737
                            1998    500,000      400,000         0            366,690       13,600           0     243,742
John B. Caouette..........  2000    525,000      300,000         0                  0       36,000           0     920,344
  Vice President            1999    512,500            0         0            735,000      116,420           0     263,499
                            1998    450,000      400,000         0            333,349       13,310           0     223,930
Neil G. Budnick...........  2000    525,000      300,000         0            617,885       36,000           0     229,308
  Vice President and Chief  1999    512,500      220,500         0            441,000      191,420     230,721     194,316
  Financial Officer         1998    350,000      250,000         0            166,642       12,780           0     135,171

---------------
(a) These 2000 awards were made on January 11, 2001 for the 2000 performance year and represent a portion of the annual bonus awarded to Messrs. Brown, Dunton, Weill and Budnick and were paid in 20,513, 20,513, 9,231 and 9,231 shares of restricted stock, respectively. The shares were valued at the closing price on the date of the awards for all years. Dividends are paid on all restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported. Aggregate holdings of restricted stock, net of employee deferrals to the Company's 401(k) plan, as of January 11, 2001 are as follows:

                                                  NUMBER        VALUE
                                                 OF SHARES       ($)
                                                 ---------    ---------
Joseph W. Brown................................   19,744      1,321,614
Gary C. Dunton.................................   42,334      2,478,960
Richard L. Weill...............................   34,277      2,007,929
John B. Caouette...............................   27,695      1,584,722
Neil G. Budnick................................   21,414      1,269,312

(b) These options were granted on January 11, 2001 for the 2000 performance year.

(c) No ABV long-term incentive award were paid in 2000. The 1997 ABV long-term incentive award was paid in January 2001 at 70% of the target payout in the following amounts: Mr. Brown - not eligible; Mr. Dunton - $600,000; Mr. Weill - $488,775; Mr. Caouette - $535,325; and Mr. Budnick - $309,558.

(d) Consists of (i) contributions to the Company's money purchase pension plan and 401(k) plan, (ii) premiums paid on behalf of the named executive officers under a split-dollar life insurance policy, (iii) premiums paid on behalf of the named executive officers under a supplemental disability insurance policy, and (iv) in the case of Mr. Caouette, a portion of the annual bonus awarded to Mr. Caouette in a deferred stock award (in lieu of restricted stock) of 9,231 shares that will vest and be distributed on January 12, 2005. Such amounts in 2000 were as follows:

                         CONTRIBUTIONS    PREMIUMS FOR      PREMIUMS FOR       DEFERRED
                         TO PENSION &     SPLIT-DOLLAR      SUPPLEMENTAL        STOCK
                          401K PLANS      LIFE POLICY     DISABILITY POLICY     AWARD
                         -------------    ------------    -----------------    --------
Joseph W. Brown........     266,971         128,536                 0                0
Gary C. Dunton.........     244,471          29,614            20,956                0
Richard L. Weill.......     193,262          44,655            21,369                0
John B. Caouette.......     193,262          71,880            37,317          617,885
Neil G. Budnick........     193,262          24,387            11,659                0

                                   MBIA INC.

                           II. OPTION GRANTS IN 2000

                               INDIVIDUAL GRANTS

     There were no options granted to the executive officers listed below in 2000. In 2000, the Company decided to change its date for awarding bonuses and long term incentive awards for the CEO and Senior Officers from December 2000 to January 2001. Therefore, no stock options were granted to the CEO and the other executive officers named below in 2000. The grants listed below are provided for informational purposes only and were all made on January 11, 2001.

                                        PERCENT
                                          OF
                                         TOTAL
                         NUMBER         OPTIONS
                           OF           GRANTED       EXERCISE                                  FAIR VALUE
                       SECURITIES         TO            PRICE                                   OF OPTION
                       UNDERLYING      EMPLOYEES         PER                                     AWARD ON
                        OPTIONS           IN            SHARE       GRANT      EXPIRATION         GRANT
NAME                   GRANTED(a)       2000(b)        ($/SH)        DATE         DATE          DATE($)(c)
----                   ----------    -------------    ---------    --------    ----------    ----------------
Joseph W. Brown......   250,000           20%          66.9375     Jan 2001     Jan 2011        5,790,625
Gary C. Dunton.......    75,000            6%          66.9375     Jan 2001     Jan 2011        1,737,188
Richard L. Weill.....    36,000            3%          66.9375     Jan 2001     Jan 2011          833,850
John B. Caouette.....    36,000            3%          66.9375     Jan 2001     Jan 2011          833,850
Neil G. Budnick......    36,000            3%          66.9375     Jan 2001     Jan 2011          833,850

---------------

(a) These options were granted on January 11, 2001 for the 2000 performance year. They have a ten-year term and vest as follows: year 1 - 0%; year
    2 - 40%; year 3 - 60%; year 4 - 80%; year 5 - 100% (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death, disability or retirement of the employee). Mr. Brown's options will vest immediately (but not before January 11, 2004) on the first day after a period of ten consecutive trading days during which the Company's common stock has traded for at least $105 on each day. In addition, Mr. Brown's options will vest in full on January 10, 2010, even if the trading requirement set forth has not been met.

(b) Percentages are based on the total options granted to employees in 2000 (589,128) plus all options granted to executive officers on January 11, 2001 for the 2000 performance year (688,000).

(c) The fair value is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. The fair value of each option is $23.1625 based on: (1) an exercise price of $66.9375, (2) an option term of 6.19 years, (3) a future dividend yield of 1.225%, (4) a risk-free interest rate of 4.925% and (5) an estimated stock price volatility of 0.3010.

                                   MBIA INC.

  III. AGGREGATED OPTION EXERCISES IN 2000 AND 2000 YEAR-END OPTION VALUES(a)

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         NUMBER OF                          UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                          SHARES                                    AT                            AT
                         ACQUIRED                            DECEMBER 31, 2000          DECEMBER 31, 2000($)(c)
                           UPON            VALUE        ---------------------------   ---------------------------
NAME                     EXERCISE      REALIZED($)(b)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -------------   --------------   -----------   -------------   -----------   -------------
Joseph W. Brown......          0         $        0             0        964,000      $        0     $9,151,250
Gary C. Dunton.......          0                  0        26,400        313,370         258,900      3,505,653
Richard L. Weill.....     80,000          3,497,656       157,446         60,224       6,126,142      1,304,278
John B. Caouette.....     35,000          1,522,045        96,645        181,558       3,384,830      2,094,016
Neil G. Budnick......          0                  0        52,280        205,480       1,678,316      2,165,800

---------------
(a) Does not include options granted on January 11, 2001 for the 2000 performance year.

(b) The "Value Realized" is equal to the fair market value on the date of exercise, less the exercise price, multiplied by the number of shares acquired.

(c) These values are based on $74.1250 per share, the fair market value of the shares underlying the options on December 31, 2000, less the exercise price, times the number of options.

                                   MBIA INC.

           IV. LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     There were no long term incentive awards made to the executive officers listed below in 2000. In 2000, the Company decided to change its date for awarding bonuses and long term incentive awards for the CEO and Senior Officers from December 2000 to January 2001. Therefore, no ABV Awards were granted to the CEO and the other executive officers named below in 2000. The awards listed below are provided for informational purposes only and were all made on January 11, 2001.

                                            PERFORMANCE
                                               PERIOD
                                               UNTIL
NAME                                           PAYOUT       THRESHOLD    TARGET(a)      MAXIMUM
----                                        ------------    ---------    ----------    ----------
Joseph W. Brown...........................  Three years         0        $1,552,871    $3,105,742
Gary C. Dunton............................  Three years         0         1,552,871     3,105,742
Richard L. Weill..........................  Three years         0           869,608     1,739,216
John B. Caouette..........................  Three years         0           869,608     1,739,216
Neil G. Budnick...........................  Three years         0           869,608     1,739,216

---------------
(a) The awards were made on January 11, 2001 for the 2000 performance year, with the payout, if any, occurring in early 2004. The target award is based on a projected 13.5% growth in the adjusted book value per share of the Company's stock, subject to the threshold level which requires 8% growth and the maximum level which requires 18% growth. With respect to Mr. Brown's award, unless the stock has traded at $105 per share for ten consecutive trading days during the period between January 11, 2001 and December 31, 2005, he will receive no award regardless of the growth in adjusted book value per share of the Company's stock.

                 RETURN DATA AND GRAPH FOR 2000 PROXY STATEMENT

                               PERFORMANCE GRAPH

----------------------------------------------------------------------------------------------------------------
                                       1995         1996         1997         1998         1999         2000
----------------------------------------------------------------------------------------------------------------
 MBIA Inc. Common Stock                100         136.66       183.69       182.40       149.11       212.19
 S&P 500 Index                         100         125.43       163.95       210.80       255.16       231.93
 S&P Financial Index                   100         133.78       198.95       260.33       332.52       408.35

PROPOSAL 2:

    AMEND CERTIFICATE OF INCORPORATION TO APPROVE INCREASE IN COMMON SHARES
                                   AUTHORIZED

     The Company's Certificate of Incorporation (the "Certificate of Incorporation") presently authorizes the issuance by the Company of 210,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of March 15, 2001, 101,025,548 shares of Common Stock were issued (of which 98,815,213 shares were outstanding and 2,210,335 shares were held in the Company's treasury) and 12,203,021 shares were reserved for issuance under the Company's existing plans, leaving a balance of 86,771,431 authorized, unissued and unreserved shares of Common Stock. No shares of Preferred Stock were issued and outstanding as of March 15, 2000.

     On March 15, 2001, the Board of Directors declared a three-for-two stock split of the Common Stock that will be distributed in the form of a stock dividend on April 20, 2001 to shareholders of record on April 2, 2001. After giving effect to the stock split, the Company will have 151,538,322 shares of Common Stock outstanding and 18,304,533 shares reserved for issuance under the Company's existing plans, leaving a balance of 30,157,145 authorized, unissued and unreserved shares of Common Stock.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION:

     The Board of Directors has approved, for the reasons described below, an amendment to the Certificate of Incorporation to increase the authorized shares to Four Hundred Ten Million (410,000,000) shares of which Four Hundred Million (400,000,000) shall be common stock, par value $1.00 per share, and of which Ten Million (10,000,000) shares shall be preferred stock, par value $1.00 per share, subject to stockholder approval of the amendment.

     If the stockholders approve the amendment, Article 3 of the Certificate of Incorporation would be amended and restated to read as follows:

     3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each such shares thereof, are as follows:

       The total number of shares of capital stock that the Company shall have authority to issue is Four Hundred Ten Million (410,000,000) shares of which Four Hundred Million (400,000,000) shall be common stock, par value $1.00 per share, and of which Ten Million (10,000,000) shares shall be preferred stock, par value $1.00 per share.

     The additional authorized shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. If the proposed amendment is approved by the shareholders, it will become effective upon filing and recording a Certificate of Amendment as required by the Connecticut Stock Corporation Act.

                  PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     Although the Company has no present plans, agreements or understandings regarding the issuance of the proposed additional shares, the Board of Directors recommends adoption of the amendment because it will provide the Company with greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares available will give the Company the ability to issue shares without the expense and delay of a special meeting of shareholders. Such a delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the Company's shares. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purposes, and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by stockholders.

     Since the issuance of additional shares of Common Stock, other than on a pro rata basis to all current shareholders, would dilute the ownership interest of a person seeking to obtain control of the Company, such issuance could be used to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and has no present intention to use the additional authorized shares to deter a change in control.

                    VOTE NECESSARY TO APPROVE THE AMENDMENT

     To approve of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF ARTICLE 3 OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE
        THE NUMBER OF AUTHORIZED SHARES FROM 210,000,000 TO 410,000,000.

                         REPORT OF THE AUDIT COMMITTEE

     TO:    THE MBIA INC. BOARD OF DIRECTORS
     FROM: THE AUDIT COMMITTEE:
            MS. FREDA S. JOHNSON, CHAIRWOMAN
            MR. WILLIAM H. GRAY, III
            MR. JAMES A. LEBENTHAL
            MR. JOHN A. ROLLS

     The Audit Committee is composed of four outside Directors who are not employees or officers of the Company. In the business judgement of the Board, these Directors are free of any relationship that would interfere with their independent judgment as members of this Committee. The Committee operates according to a revised Audit Committee Charter that was adopted on May 11, 2000. A copy of the Audit Committee Charter is attached to this Proxy Statement as Exhibit A.

     This report of the Audit Committee covers the following topics:

     1. RESPECTIVE ROLES OF THE AUDIT COMMITTEE, COMPANY MANAGEMENT AND THE INDEPENDENT AUDITORS

     2. 2000 ACTIVITIES

     3. LIMITATIONS OF THE AUDIT COMMITTEE

1. RESPECTIVE ROLES OF THE AUDIT COMMITTEE, COMPANY MANAGEMENT AND THE INDEPENDENT AUDITORS

     Our Committee is responsible for providing oversight of the Company's financial statements and results, the audit process and internal controls. We also recommend to the Board of Directors the selection of the Company's outside auditors, and we review the auditors' procedures that ensure their independence with respect to the services performed for the Company.

     Company management is responsible for the preparation, presentation and integrity of the Company's financial statements, for the Company's accounting and financial reporting principles and for the Company's internal controls and procedures. These internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

     The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of and expressing an opinion with respect to the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

2. 2000 ACTIVITIES

     In performing our oversight role this year, we have:

     - considered and discussed the audited financial statements with management and the independent auditors;

     - discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 61, "Communications with Audit Committees." We have received a letter from the auditors as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation; and

     - considered whether the provision of other non-audit services by the auditors is compatible with maintaining their independence.

     Based on the reviews and discussions we describe in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

3. LIMITATIONS OF THE AUDIT COMMITTEE

     As members of the Audit Committee, we are not professionally engaged in, nor experts in the practice of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information provided to us and on the representations made by management and the independent auditors. Therefore, we do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact "independent". Furthermore, we cannot provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: March 15, 2001

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                   AUDIT FEES

     PwC billed the Company $560,000 for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for reviews of the Company's quarterly financial statements included in the Company's quarterly reports on Form 10-Q for 2000.

                                   OTHER FEES

     PwC did not provide the Company with any information technology services relating to financial systems design and implementation for 2000.

     PwC billed the Company $2,173,000 for other services rendered to the Company and its subsidiaries in 2000.

PROPOSAL 3:

                       SELECTION OF INDEPENDENT AUDITORS

     Since its founding in 1986, MBIA has used PwC as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA's predecessor organization, the Municipal Bond Insurance Association. During 2000, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other services to the Company in connection with its Securities and Exchange Commission filings.

     Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2001, subject to shareholder approval.

     We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT YOU VOTE FOR THIS PROPOSAL TO
    HIRE PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                      OTHER MATTERS/SHAREHOLDER PROPOSALS

     The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion. Under the terms of the Company's by-laws, shareholders who intend to present an item of business at the 2001 annual meeting (other than a proposal appearing in these proxy materials) must provide notice of such business to the Company's secretary no later than November 17, 2001.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below contains certain information about the only beneficial owners known to the Company as of March 15, 2001 of more than 5% of the outstanding shares of Common Stock.

NAME AND ADDRESS                                                  SHARES OF COMMON        PERCENT
OF BENEFICIAL OWNER                                           STOCK BENEFICIALLY OWNED    OF CLASS
-------------------                                           ------------------------    --------
Wellington Management Company LLP(1)........................         9,646,610              9.8%
  75 State Street
  Boston, MA 02109
Alliance Capital Management L.P.(2).........................         7,161,917              7.3%
  1345 Avenue of the Americas
  New York, NY, 10105
FMR Corp.(3)................................................         6,750,745              6.9%
  82 Devonshire Street
  Boston, MA 02109

---------------
(1) This information as to the beneficial ownership of shares of Common Stock is based on the February 14, 2001 Schedule 13G filed by Wellington Management Company LLP with the SEC. Such filing indicates that Wellington does not have sole voting power nor sole dispositive power with respect to any of these shares.

(2) This information as to the beneficial ownership of shares of Common Stock is based on the February 12, 2001 Schedule 13G filed by Alliance Capital Management L.P. with the Securities and Exchange Commission ("SEC"). Such filing indicates that Alliance has sole voting power with respect to 3,715,670 of these shares and sole dispositive power with respect to 7,161,917 of these shares. Axa Financial Inc. is the majority shareholder in Alliance Capital Management L.P.

(3) This information as to the beneficial ownership of shares of Common Stock is based on the February 14, 2001 Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission ("SEC"). Such filing indicates that FMR has sole voting power with respect to 494,335 of these shares and sole dispositive power with respect to 6,750,745 of these shares.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 15, 2001, the beneficial ownership of shares of Common Stock of each Director, each Senior Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

                                                                            SHARES
                                                           SHARES OF      ACQUIRABLE
                                                             COMMON          UPON           TOTAL
                                                             STOCK         EXERCISE         SHARES
                                                          BENEFICIALLY        OF         BENEFICIALLY
NAME                                                         OWNED        OPTIONS(2)       OWNED(3)
----                                                      ------------    -----------    ------------
Directors
  Joseph W. Brown(4)....................................     340,532             --        340,532
  David C. Clapp(4).....................................       9,452             --          9,452
  Gary C. Dunton........................................      94,571         36,400         58,171

                                                                            SHARES
                                                           SHARES OF      ACQUIRABLE
                                                             COMMON          UPON           TOTAL
                                                             STOCK         EXERCISE         SHARES
                                                          BENEFICIALLY        OF         BENEFICIALLY
NAME                                                         OWNED        OPTIONS(2)       OWNED(3)
----                                                      ------------    -----------    ------------
  David H. Elliott(4)...................................      90,113        281,360        371,473
  Claire L. Gaudiani(4).................................       6,865             --          6,865
  William H. Gray, III(4)...............................       3,165             --          3,165
  Freda S. Johnson(4)...................................      13,285             --         13,285
  Daniel P. Kearney(4)..................................      10,783             --         10,783
  James A. Lebenthal(4).................................      12,615             --         12,615
  John A. Rolls(4)......................................      18,804             --         18,804
Executive Officers(1)
  Richard L. Weill......................................     234,989        152,946         81,952
  John B. Caouette......................................      65,176         61,645        126,821
  Neil G. Budnick.......................................      78,676         49,280         29,396
  All of the above and other Executive Officers
     Members as a group.................................   1,460,341        581,631        878,710

---------------
(1) This number includes shares held by the Executive Officers under the Company's exempt 401(k) Plan and includes restricted shares awarded annually to certain of the Executive Officers.

(2) This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 15, 2001 under the Company's stock option program.

(3) The percentage of shares of Common Stock beneficially owned by all Directors and Executive Officers as a group is 1.5% of the shares of Common Stock outstanding.

(4) This number includes (a) Common Stock equivalent deferral units held under the Company's Deferred Compensation and Stock Ownership Plan for Non-Employee Directors and (b) Common Stock units awarded under the restricted stock compensation plan. (See the discussion of these plans under "The Board of Directors and its Committees").

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in the Company's stock by Executive Officers and Directors of the Company are required to be reported to the Securities and Exchange Commission in accordance with Section 16 of the Securities Exchange Act of 1934. To the Company's knowledge all such required filings were made on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPIRE STATE MUNICIPAL EXEMPT TRUSTS, GUARANTEED SERIES

     MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

RETIREMENT AGREEMENT WITH DAVID H. ELLIOTT

     Upon the retirement of Mr. David H. Elliott, the Company's former Chairman and CEO, from the Company in May 1999, the Company entered into a retirement agreement with Mr. Elliott under which Mr. Elliott agreed to provide the Company with consulting services for two years following his retirement. The Company agreed to pay Mr. Elliott for his consulting services for each of 1999 and 2000 (i) an amount equal to his annual base salary as in effect on January 1, 1999 and (ii) a cash performance bonus in an amount determined by the Compensation and Organization Committee, but (subject to the applicable performance criteria being satisfied) not less than the bonus that was paid to him for 1998. For 2000, Mr. Elliott was paid $700,000 for his consulting services pursuant to the retirement agreement. In addition, for 2000, the Committee granted Mr. Elliott a bonus of $1,300,000.

                    VOTING BY TELEPHONE OR VIA THE INTERNET

     The Company has arranged to allow you to vote your shares of Common Stock by telephone or via the internet. You may also vote your shares by mail. Please see the proxy card or voting instructions form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

     In order to vote your shares by telephone or via the internet, your vote must be received by 4:00 p.m., New York City time, on May 9, 2001. Submitting your vote by telephone or via the internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

     The telephone and internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. We have been advised that the internet voting procedures that have been made available to you are consistent with the requirements of applicable law. If you decide to vote your shares via the internet, there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that you will have to bear.

                                 MISCELLANEOUS

     The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone or telegraph by directors, officers and regular employees of the Company without extra compensation and at the Company's expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners of New York to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE ON THE COMPANY'S WEB SITE AT www.mbia.com OR BY WRITING TO THE CORPORATE COMMUNICATIONS DEPARTMENT, MBIA INC., 113 KING STREET, ARMONK, NEW YORK 10504.

                                          By order of the Board of Directors,

                                          /s/ Richard L. Weill

                                          Richard L. Weill
                                          Secretary

                                    ANNEX A
                                   MBIA INC.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee of the Board of Directors of MBIA Inc. shall consist of at least three members, each of whom the Board deems independent (as defined under applicable SEC and NYSE rules) and qualified to perform the functions of Audit Committee member. The Committee shall have and may exercise the powers of the Board of Directors in the oversight of (i) the financial statements issued by the Company, (ii) the Company's compliance with the legal and regulatory requirements applicable to financial reporting, and (iii) the independence of and the performance by both the internal and external auditors, all in accordance with the following delegated duties and functions:

         I. Review the Company's annual and quarterly financial statements and related reports. To accomplish this, the Committee shall meet no less frequently than quarterly.

        II. Review the reports of the Company's internal auditor and management's response thereto.

       III. Review the Company's financial reporting processes and the appropriateness of the Company's accounting principles, and consider any significant changes proposed to either those processes or principles.

        IV. Review and update the Company's code of ethical conduct and its system of monitoring adherence to that code.

         V. Review the qualifications, activities and organizational structure of the Company's internal audit department.

        VI. Review the performance, effectiveness and independence of the Company's independent auditor, recommend to the Board the selection of those independent auditors and require that the independent auditors be ultimately accountable to the Committee and the full Board.

       VII. Meet separately with the independent auditors, any officer or employee of the Company or the Company's outside counsel in connection with fulfilling the Committee's responsibilities.

      VIII. Review any material judgments made by the Company or its independent accountants in the preparation of the financial statements.

        IX. Review the scope of the independent audit and related fees and the Company's use of the independent accountants to perform management advisory services.

         X. Review separately with Company management, the internal auditor and the independent accountants, any significant disagreements that may have arisen in the course of the annual audit and the preparation of the financial statements.

        XI. Review with the Company's general counsel all legal compliance matters and any legal matter that could have a significant impact on the Company's financial statements.

       XII. Review the adequacy of this Charter at least annually and make any recommended changes to the Board for consideration and approval.

      XIII. Receive and review the reports from the independent auditor relating to (a) any relationship between the auditor and the Company; (b) other relationships or arrangements that could impact the independence of the auditor; and (c) the matters required to be disclosed by the Statement on Auditing
             Standards No. 61, concerning the conduct of the audit.

       XIV. Conduct special investigations and engage special legal, accounting or other consultants to help advise the Committee in connection with such investigations. The results of these investigations are to be reported to the full Board.

        XV. Prepare the annual report required to be included in the Company's proxy statement.

       XVI. Review the findings of examinations conducted by any regulatory agencies and report the results of such findings to the full Board.

      XVII. Perform such other duties as may be delegated to the Committee by the Board or as may be consistent with this Charter or the Company's by-laws.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE       Please mark
MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS         your votes as
PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR          indicated in
ITEMS 2 AND 3.                                                 this example  [X]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


1. Election of Directors, Nominees: 01 Joseph W. Brown,    FOR         WITHHOLD         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE
   02 David C. Clapp, 03 Gary C. Dunton, 04 David H.       ALL       AUTHORITY FOR      FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
   Elliott, 05 Claire L. Gaudiani, 06 William H.         NOMINEES     ALL NOMINEES      NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)
   Gray, III, 07 Freda S. Johnson, 08 Daniel P.
   Kearney, 09 James A. Lebenthal, and 10 John A.         [  ]            [  ]
   Rolls.
                                                                                        -------------------------------------------


2. AMEND CERTIFICATE OF INCORPORATION TO APPROVE        3. APPROVAL OF APPOINTMENT OF       PLEASE RETURN THIS PROXY CARD PROMPTLY
   INCREASE IN COMMON SHARES AUTHORIZED FROM               PRICEWATERHOUSECOOPERS               USING THE ENCLOSED ENVELOPE.
   200,000,000 SHARES TO 400,000,000 SHARES.               LLP AS INDEPENDENT AUDITORS.

         FOR     AGAINST       ABSTAIN                     FOR     AGAINST       ABSTAIN
         [ ]       [ ]           [ ]                       [ ]       [ ]           [ ]







SIGNATURE                                SIGNATURE                              DATE
         ----------------------------             ----------------------------      ----------------

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
   IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


           INTERNET                                       TELEPHONE                                MAIL
http://www.proxyvoting.com/MBI                         1-800-840-1208
Use the Internet to vote your                 Use any touch-tone telephone to               Mark, sign and date
proxy. Have your proxy card in                vote your proxy. Have your proxy              your proxy card and
hand when you access the web         OR       card in hand when you call. You       OR      return it in the
site. You will be prompted to                 will be prompted to enter your                enclosed postage-paid
enter your control number,                    control number, located in the                envelope.
located in the box below, to                  box below, and then follow the
create and submit an                          directions given.
electronic ballot.


              IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

                                    MBIA INC.

            ANNUAL MEETING OF SHAREHOLDERS -- THURSDAY, MAY 10, 2001
                       THE PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS OF MBIA INC.

The undersigned hereby appoints James A. Lebenthal and Freda S. Johnson and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA INC. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA INC., 113 King Street, Armonk, New York, on Thursday, May 10, 2001, at 10:00 A.M., New York time, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA INC. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.


                  (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\







                                    MBIA INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                             THURSDAY, MAY 10, 2001
                                   10:00 A.M.

                             Corporate Headquarters
                                   MBIA INC.
                                 113 King Street
                             Armonk, New York 10504